B of I Holding, Inc. Reports Second Quarter Fiscal 2006 Earnings

Net Income Increases 46%, Deposits Up 25% Over 2004

SAN DIEGO, CA -- 02/09/2006 -- B of I Holding, Inc. (NASDAQ: BOFI) (B of I), parent of Bank of Internet USA (Bank), today announced financial results for the three months and six months ending December 31, 2005. Net income for the second quarter of fiscal 2006 was $750,000, up 46% from the $514,000 earned for the same period of the prior year. Diluted earnings per share was $0.08 for the three months ended December 31, 2005, unchanged from $0.08 earned for same period of the prior year as a result of an additional 3,052,174 shares issued in B of I's March 2005 initial public offering, which raised $31.3 million in capital for future growth.

Second Quarter Highlights:

--  Total deposits of $399.4 million, up 25% from same period of the prior year
--  Loans held for investment of $545.2 million, up 30% from same period of the prior year
--  Total assets of $681.5 million, up 33% from same period of the prior year
--  Net interest income of $2.5 million, up 12% from same period of the prior year
--  Net income of $750,000, up 46% from same period of the prior year
The $236,000 increase in earnings for the quarter ended December 31, 2005 compared to same period of the prior year was primarily the result of higher net interest income from bank balance sheet growth, partially reduced by a lower net interest margin, and higher non-interest fee income from loan prepayment penalty fees.

Net interest income increased 12% in the current quarter compared to the same period in 2004, as a result of the Bank's increased investment in mortgage loans and mortgage-backed securities, as well as increased funding from deposits and Federal Home Loan Bank advances. The benefit of from increasing earning assets was partially offset by a decline in the net interest margin, which was 1.49% in the current quarter compared to 1.91% for the same period of the prior year. The decline in the net interest margin was primarily due to the continued flattening of the yield curve, which increased the rates the Bank pays on deposits faster than the rates it earns on new mortgage loans and other investments.

Gary Lewis Evans, President and CEO, said, "Our bank, like many others, has been negatively impacted by the continued flattening of the yield curve." He continued, "While we believe that the yield curve will return to a more normal pattern, our margins will likely continue to decrease in the short-term. Despite the tough net interest environment, we continue to focus on building strong asset quality and improving our operations. Our efficiency ratio for this quarter improved to 50.5% compared to 58.3% for the same period of the prior year."

Non-interest expense, also known as operating expense, increased 1% for the quarter ended December 31, 2005 compared to the same period in 2004. This increase in operating expense generally resulted from an additional $105,000 in stock option expenses recognized in the quarter ended December 31, 2005 due to a change in accounting rules, that was not required to be recognized in the same period of the prior year. Conversely, operating expenses recognized in the same quarter of the prior year included $259,000 in one-time bonus expense and contract termination costs that were not recognized in the quarter ended December 31, 2005.

During the quarter ended December 31, 2005, B of I repurchased 107,000 shares of its common stock at a weighted average price of $8.25 under pursuant to the share repurchase program approved by the board of directors in June 2005.

For the six months ended December 31, 2005, net income was $1.6 million, or $0.16 per share, compared to $1.2 million, or $0.19 per share for the same period of the prior year. Diluted earnings per share decreased in the six-month period ending December 31, 2005 compared to the same period of the prior year due to the issuance of additional shares from the company's initial public offering. Net interest income for the six months ended December 31, 2005 increased 15% over the same period in 2004, while operating expenses increased 13%. Nearly half of the increase in operating expenses was related to the change in stock option accounting rules. As a general matter, the remainder of this increase was associated with expenses relating to corporate compliance and other public company matters.

Net income for the quarter ended December 31, 2005 decreased $96,000 to $750,000, or $0.01 per diluted share compared to net income of $846,000 the preceding fiscal quarter primarily due to a $125,000 increase in loan loss provisions and a $55,000 decrease in non-interest income. B of I records general loan loss provisions as a percentage of gross outstanding loan balances. The loan loss provision was larger in the most recent fiscal quarter because gross loans increased by $41.7 million compared to an increase of only $16.6 million during the preceding fiscal quarter. Asset quality remained strong as there were no non-performing loans at the end of either the first or second fiscal quarter. Non-interest income decreased in the quarter ended December 31, 2005 due primarily to lower mortgage banking fees. Net interest income was $2.5 million for the second fiscal quarter, unchanged from the $2.5 million posted in the first fiscal quarter as a result of growth in average earning assets of $50.2 million being offset by a 13 basis point decline in the net interest margin. Non-interest expense decreased 3% in the second fiscal quarter from the preceding fiscal quarter.

In December 2005, the Bank launched SeniorBofI.com, an online community designed for seniors aged 50 and older. The new site offers no-fee, interest-bearing checking accounts, savings accounts, CD accounts and loans. It also features an interactive online community, the SeniorBofI Blog, where members can communicate and share information about a wide range of personal finance topics.

"We remain committed to increasing our nationwide consumer deposit base and servicing an increasing number of retail customers accessing the Internet for higher deposit rates and convenient self-service," Mr. Evans said. "Our new senior website is a good example of this. It offers a free regular checking account with one of the nation's highest interest rates. We believe SeniorBofI will help generate additional deposits, which will help us reach our goal of $1 billion in assets by June 2007."

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single family loans and securities. Bank of Internet offers it products through its websites at www.BofI.com, www.SeniorBofI.com and www.ApartmentBank.com which include deposit accounts like free interest-bearing checking accounts with online paid check copies, bill payment, account statements, ATM or Visa® Check Card and ATM Fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company's business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the Company's investor relations department at the Company's investor relations website at http://www.bofiholding.com.

All information in this release is as of February 8, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Note to editors: If you are interested in viewing additional information on the Company, please visit the Company's Web page at http://www.bofiholding.com/ on the Company's corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today's 1:00 p.m. PST conference call with investors and analysts, is available at http://www.bofiholding.com/.

                              BofI HOLDING, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (Dollars in thousands, except per share data)

                                         December 31, June 30, December 31,
                                            2005        2005        2004
                                            ----        ----        ----
Selected Balance Sheet Data:

Total assets                             $  681,492  $  609,508  $  513,108
Loans, net of allowance for loan losses     545,208     486,872     417,915
Loans held for sale                               -         189         845
Allowance for loan losses                     1,560       1,415       1,220
Mortgage-backed securities
 available for sale                          79,401      62,766      44,825
Investment securities held to maturity        7,644       7,711       8,216
Total deposits                              399,387     361,051     320,019
Advances from the FHLB                      205,620     172,562     148,504
Note payable                                      -           -       5,000
Junior subordinated debentures                5,155       5,155       5,155
Total stockholders' equity                   68,962      68,650      32,844

                                  At or For the           At or For the
                                  Three Months             Six Months
                                Ended December 31,      Ended December 31,
                                 2005        2004        2005        2004
                                 ----        ----        ----        ----
Selected Income Statement Data:

Interest and dividend income  $   8,028   $   5,366   $  15,219   $  10,192
Interest expense                  5,570       3,167      10,294       5,905
                              ---------   ---------   ---------   ---------
Net interest income               2,458       2,199       4,925       4,287
Provision for loan losses           135         160         145         175
                              ---------   ---------   ---------   ---------
Net interest income after
 provision for loan losses        2,323       2,039       4,780       4,112
Non-interest income                 355         216         765         385
Non-interest expense              1,421       1,407       2,885       2,546
                              ---------   ---------   ---------   ---------
Income before income
 tax expense                      1,257         848       2,660       1,951
Income tax expense                  507         334       1,064         776
                              ---------   ---------   ---------   ---------
Net income                    $     750   $     514   $   1,596   $   1,175
                              =========   =========   =========   =========
Net income attributable
 to common stock              $     648   $     412   $   1,393   $     972

Per Share Data:

Net income:
  Basic                       $    0.08   $    0.09   $    0.17   $    0.21
  Diluted                     $    0.08   $    0.08   $    0.16   $    0.19
Book value per common share   $    7.61   $    5.74   $    7.61   $    5.74
Tangible book value per
 common share                 $    7.61   $    5.74   $    7.61   $    5.74
Weighted average number of
 common shares outstanding:
  Basic                       8,262,759   4,546,374   8,281,453   4,527,519
  Diluted                     8,455,897   5,180,764   8,482,301   5,172,864
Common shares outstanding
 at end of period             8,193,906   4,563,399   8,193,906   4,563,399
Common shares issued
 at end of period             8,318,406   4,563,399   8,318,406   4,563,399

                              BofI HOLDING, INC.
                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (Dollars in thousands, except per share Data)

                                  At or For the           At or For the
                                  Three Months             Six Months
                                Ended December 31,      Ended December 31,
                                 2005        2004        2005        2004
                                 ----        ----        ----        ----
Performance Ratios and Other Data:
Loan originations             $   1,497   $  16,353   $   4,536   $  27,682
Loan originations for sale        7,165       7,281      17,887       9,795
Loan purchases                   72,871      65,523     115,116      70,859
Return on average assets          0.45%       0.44%       0.50%       0.53%
Return on average common
 stockholders' equity             4.14%       6.30%       4.46%       7.52%
Interest rate spread(1)           1.11%       1.72%       1.16%       1.78%
Net interest margin(2)            1.49%       1.91%       1.55%       1.98%
Efficiency ratio(3)               50.5%       58.3%       50.7%       54.5%

Capital Ratios:
Equity to assets at
 end of period                   10.12%       6.40%      10.12%       6.40%
Tier 1 leverage (core)
 capital to adjusted
 tangible assets(4)               9.07%       7.45%       9.07%       7.45%
Tier 1 risk-based capital
 ratio(4)                        14.46%      11.44%      14.46%      11.44%
Total risk-based capital
 ratio(4)                        14.82%      11.80%      14.82%      11.80%
Tangible capital to tangible
 assets(4)                        9.07%       7.45%       9.07%       7.45%

Asset Quality Ratios:
Net charge-offs to average
 loans outstanding(5)                 —           —           —           —
Non-performing loans to
 total loans(5)                       —           —           —           —
Allowance for loan losses
 to total loans held for
 investment at end of period      0.29%       0.29%       0.29%       0.29%
Allowance for loan losses to
 nonperforming loans(5)               —           —           —           —

(1)  Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2)  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)  Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and non-interest income.

(4)  Reflects regulatory capital ratios of Bank of Internet USA only.

(5)  At December 31, 2005 and 2004, we had no non-performing loans, no foreclosures and no specific loan loss allowances.

For more information:

B of I Holding, Inc.
Gary Lewis Evans
CEO
858-350-6213
Gary@BankofInternet.com

CCG Investor Relations
Crocker Coulson
President
310-231-8600 ext. 103
crocker.coulson@ccgir.com